Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated July 11, 2013 (except as to the thirteenth paragraph of Note 17, as to which the date is September 9, 2013), relating to the financial statements of Ophthotech  Corporation  included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-193681) and related Prospectus of  Ophthotech  Corporation  for the registration of its common stock.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 11, 2014